Filed pursuant to Rule 424(b)(3)

File No. 333-286938

PRIVACORE VPC ASSET BACKED CREDIT FUND

Supplement dated October 30, 2026
to the Prospectus and Statement of Additional Information dated July 30, 2026

This supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”) of Privacore VPC Asset Backed Credit Fund (the “Fund”) dated July 30, 2026. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus and SAI.

The purpose of this Supplement is to update the Prospectus and SAI to reflect a change of control of the Fund’s investment adviser, Privacore Capital Advisors, LLC (the “Adviser”), which will be effective as of October 31, 2026. No changes to the portfolio management of the Fund are anticipated in connection with the change of control.

Updates to the Prospectus

Effective October 31, 2026, the following changes are made to the Prospectus:

1.	The following supersedes and replaces the first paragraph in the section of the Prospectus titled “Management of the Fund – The Adviser:”

Privacore Capital Advisors, LLC serves as the investment adviser to the Fund. The Adviser is responsible for the management of the Fund and supervises the activities of the Sub-Adviser. Its principal place of business is located at 1411 Broadway, New York, NY 10018. The Adviser is registered with the SEC under the Advisers Act as an investment adviser. As of March 31, 2026, it had approximately $176 million in assets under management. The Adviser is a wholly owned subsidiary of Privacore Capital, LLC (“Privacore Capital”). Privacore Capital is a wholly owned indirect subsidiary of Janus Henderson Group Ltd. (“JHG”).

2.	The following supersedes and replaces the first and second paragraphs in the section of the Prospectus titled “Management of the Fund – Investment Management Agreements:”

On October 31, 2026, JHG exercised its option to purchase Brendan Boyle’s 51% ownership interest in Privacore Capital, resulting in a change of control of the Adviser (the “Boyle Transaction”). Upon the closing of the Boyle Transaction, the Fund’s investment management agreement dated June 30, 2026 automatically terminated. The Fund’s current Investment Management Agreement between the Adviser and the Fund, which was approved by the Fund’s Board of Trustees on September 14, 2026, and the terms of which are identical to the previous investment management agreement, became effective on October 31, 2026.

Upon the closing of the Boyle Transaction, the Fund’s sub-advisory agreement dated June 30, 2026 automatically terminated. The Fund’s current Sub-Advisory Agreement among the Adviser, the Sub-Adviser and the Fund, which was approved by the Fund’s Board of Trustees on September 14, 2026, and the terms of which are identical to the previous sub-advisory agreement, became effective on October 31, 2026.

Updates to the Statement of Additional Information

Effective October 31, 2026, the following changes are made to the Statement of Additional Information:

1.	The following supersedes and replaces the second paragraph in the section of the SAI titled “Investment Management and Other Services — The Adviser:”

The Adviser provides such services to the Fund pursuant to the Investment Management Agreement. On October 31, 2026, Janus Henderson Group Ltd. (“JHG”) exercised its option to purchase Brendan Boyle’s 51% ownership interest in Privacore Capital, LLC (“Privacore Capital”), resulting in a change of control of the Adviser (the “Boyle Transaction”). The Adviser is a wholly owned subsidiary of Privacore Capital and a wholly owned indirect subsidiary of JHG. JHG is an asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset, and alternative asset class strategies.

2.	The following supersedes and replaces the first and second paragraphs in the section of the SAI titled “Investment Management and Other Services — Investment Management Agreements:”

Upon the closing of the Boyle Transaction, the Fund’s investment management agreement dated June 30, 2026 automatically terminated. The Fund’s current Investment Management Agreement between the Adviser and the Fund, which was approved by the Fund’s Board of Trustees on September 14, 2026, and the terms of which are identical to the previous investment management agreement, became effective on October 31, 2026.

Upon the closing of the Boyle Transaction, the Fund’s sub-advisory agreement dated June 30, 2026 automatically terminated. The Fund’s current Sub-Advisory Agreement among the Adviser, the Sub-Adviser and the Fund, which was approved by the Fund’s Board of Trustees on September 14, 2026, and the terms of which are identical to the previous sub-advisory agreement, became effective on October 31, 2026.

This Supplement, as well as the Prospectus and the SAI, dated July 30, 2026, provides relevant information for all shareholders. The Prospectus and SAI of the Fund have been filed with the U.S. Securities and Exchange Commission and are incorporated by reference. These can be obtained without charge by writing to the Fund, c/o U.S. Bancorp Fund Services, LLC at 615 East Michigan Street, Milwaukee, WI 53202, or by calling the Fund toll-free at 888-982-2590.

Retain This Supplement for Future Reference